For Immediate Release

Contact:

Mike Dinneen
SVP, Director of Marketing
856-552-5013
mdinneen@sunnb.com

SUN BANCORP, INC. ANNOUNCES EFFECTIVENESS OF 1 FOR 5 REVERSE STOCK SPLIT

MOUNT LAUREL, N.J. – August 11, 2014 – Sun Bancorp, Inc. (NASDAQ: SNBC) (the “Company”) today announced the effectiveness of its 1 for 5 reverse stock split of the Company’s common stock, which became effective at 12:00AM Eastern Time today for shareholders of record as of 11:59PM Eastern Time on August 8, 2014 (the “Record Date”).   The Company’s common stock began trading on the NASDAQ Global Select Market on a split-adjusted basis at market open today.

Upon the effectiveness of the reverse stock split, each five shares of the Company’s issued and outstanding shares of common stock were automatically combined into one share of the Company’s common stock. The reverse stock split affects all issued and outstanding shares of the Company’s common stock, as well as the number of shares of common stock available for issuance under the Company’s equity incentive plans.  In addition, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon the exercise of stock options outstanding as of the Record Date, with a proportional increase in the exercise price.  No fractional shares will be issued as a result of the reverse stock split.  In lieu of issuing fractional shares, the Company will round up to one whole share of Common Stock in the event a shareholder would be entitled to receive a fractional share of Common Stock.  The number of authorized shares of the Company’s common stock decreased from two-hundred million (200,000,000) shares, to forty million (40,000,000) shares and the par value per share of the Company’s common stock increased from $1.00 per share to $5.00 per share as a result of the reverse stock split.

The Company has retained its transfer agent, Computershare Trust Company (“Computershare”), to act as its exchange agent for the reverse stock split.  Computershare will send shareholders of record as of the Record Date a letter of transmittal providing instructions for the exchange of their certificates. Shareholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to the brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split. Shareholders should not destroy any stock certificates, nor should they submit any certificates for exchange until requested to do so in accordance with the materials to be distributed by Computershare.

About Sun Bancorp

Sun Bancorp, Inc. (NASDAQ: SNBC) is a $2.9 billion asset bank holding company headquartered in Mount Laurel, New Jersey.  Its primary subsidiary is Sun National Bank, a full service commercial bank serving customers throughout New Jersey.  Sun National Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnationalbank.com.

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